Exhibit 10.57

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of November 17, 2016, by and between ARE-MA REGION NO. 23, LLC, a Delaware limited liability company (“Landlord”), and IDERA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of October 31, 2006, as amended by that certain First Amendment to Lease dated as of February 21, 2014 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 26,589 rentable square feet of space (“Premises”) in a building located at 167 Sidney Street, Cambridge, Massachusetts (“Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.    The Base Term of the Lease is scheduled to expire on August 31, 2017.

C.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to extend the Term of the Lease through August 31, 2022 (the “Second Amendment Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Term.  The expiration date of the Term of the Lease is hereby extended through the Second Amendment Expiration Date.  Except as otherwise expressly provided in Sections 4 and 5 below, Tenant’s occupancy of the Premises through the Second Amendment Expiration Date shall be on an “as-is” basis and Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Premises.

2.

Base Rent.  Tenant shall continue to pay Base Rent as provided in the Lease through August 31, 2017.  Commencing on September 1, 2017, Tenant shall commence paying Base Rent in the amount of $63.00 per rentable square foot of the Premises per year.  Base Rent shall be increased on September 1, 2018, and on each subsequent September 1st during the Term through the Second Amendment Expiration Date (each, a “Second Amendment Adjustment Date”) by multiplying the Base Rent payable immediately before the Second Amendment Adjustment Date by 3% and adding the resulting amount to the Base Rent payable immediately before such Second Amendment Adjustment Date.

3.	Operating Expenses. As of the date of this Second Amendment, Section 5 of the Lease is hereby amended to include the following:

“Landlord shall deliver to Tenant a written estimate of Operating Expenses and Taxes for each calendar year during the Term, which may be revised by Landlord from time to time during such calendar year.

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If Landlord reasonably determines that material repairs and/or replacements are required to the Project that are not anticipated in the Annual Statement (“Unanticipated Repairs/Replacements”) for the year in which such Unanticipated Repairs/Replacements will be performed, then, if the Unanticipated Repairs/Replacements are not being performed on an emergency basis or an expedited basis and if otherwise reasonably practicable (as reasonably determined by Landlord), prior to Landlord’s performance of such Unanticipated Repairs/Replacements, Landlord shall deliver to Tenant a detailed estimate of the cost of such Unanticipated Repairs/Replacements for Tenant’s review.  The failure of Landlord to deliver any such estimate of costs shall in no event constitute an event of default by Landlord under the Lease.

Commencing on September 1, 2017, as part of the Operating Expenses payable by Tenant pursuant to the Lease, Tenant shall pay and the costs of Landlord’s third party property manager (not to exceed 2% of Base Rent) or, if there is no third party property manager, and Landlord is managing the Building, administration rent in the amount of 2% of Base Rent.”

4.

HVAC Work.  Within a reasonable period after the mutual execution and delivery of this Second Amendment by the parties, Landlord shall cause, at Landlord’s cost, the repairs and replacement listed on Exhibit A attached hereto to be made to the HVAC systems serving the Premises (the “HVAC Work”).  Tenant acknowledges that following the date of this Second Amendment, Landlord may require access to portions of the Premises in order to complete the HVAC Work. Landlord and its contractors and agents shall have the right to enter the Premises to perform the HVAC Work and Tenant shall cooperate with Landlord in connection with the same. Landlord shall use reasonable good faith efforts to coordinate the HVAC Work with Tenant in order to minimize interruption with Tenant’s operations in the Premises; provided that in no event shall Landlord have any obligation to incur any additional or overtime costs in completing the HVAC Work. Tenant acknowledges that Landlord’s performance of the HVAC Work may adversely affect Tenant’s use and occupancy of the Premises.  Tenant waives all claims against Landlord for rent abatement in connection with HVAC Work.

5.

Premises Improvements Allowance.  Landlord shall make available to Tenant a tenant improvement allowance of up to $10.00 per rentable square foot of the Premises, or $265,890.00 in the aggregate (the “Premises Improvement Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Premises (the “Premises Improvements”), which Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant.  The Premises Improvement Allowance shall be available only for the design and construction of the Premises Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant.  Except for the Premises Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements.  The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease, except that Landlord shall not be entitled to any project management fee or oversight fee in connection with the Premises Improvements.  The contractor for the Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

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During the course of design and construction of the Premises Improvements, Landlord shall reimburse Tenant for the cost of the Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily and reasonably obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Premises Improvements (and prior to any final disbursement of the Premises Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Premises Improvements.  Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Premises Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Premises Improvement Allowance.  The Premises Improvement Allowance shall only be available for use by Tenant for the construction of the Premises Improvements from the mutual execution and delivery of this Second Amendment by the parties through August 31, 2018 (the “Outside Premises Improvement Allowance Date”).  Any portion of the Premises Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Premises Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant.

6.	Assignment and Subletting. Section 22(b) of the Lease is hereby deleted and replaced with the following:

“(b)  Permitted Transfers.  If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet all or a portion of the Premises (other than pursuant to a Permitted Assignment (as defined below)), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice:  (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), (ii) refuse such consent, in its reasonable discretion; or (iii) except in the case of a Permitted Assignment, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances:  (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease;  (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord has experienced previous defaults by or is in

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litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then an occupant of the Project; (10) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (11) the assignment or sublease is prohibited by Landlord’s lender.    If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination.  If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect.  If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice.  No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer.  Tenant shall reimburse Landlord for all of Landlord’s reasonably out-of-pocket expenses in connection with its consideration of any Assignment Notice in an amount not to exceed $2,000.00 for any one transfer.”

7.	Right to Extend. Section 39(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“(a)  Extension Rights.  Tenant shall have one (1) right (the “Extension Right”) to extend the Term of this Lease for 5 years (the “Extension Term”) on the same terms and conditions as this Lease (other than Base Rent, the Work Letter and the Improvements Allowance) by giving Landlord written notice of its election to exercise the Extension Right at least 9 months, and no earlier than 12 months prior to the Second Amendment Expiration Date.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in comparable laboratory/office buildings in Cambridge area for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, parking costs, leasing commissions, allowances or concessions, if any.  In addition, Landlord may impose a market rent for the parking rights provided hereunder.

If, on or before the date which is 240 days prior to Second Amendment Expiration Date, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 39(b).  Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.”

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8.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Jones Lang LaSalle.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Jones Lang LaSalle, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.  Landlord shall be responsible for all commissions due to Jones Lang LaSalle arising out of the execution of this Lease in accordance with the terms of a separate written agreement between Jones Lang LaSalle and Landlord.

9.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

10.	Miscellaneous.

a.    This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.    This Second Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c.    This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

d.    Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment.  In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail.  Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

IDERA PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Vincent J. Milano
Its:	CEO

LANDLORD:

ARE-MA REGION NO. 23, LLC
a Delaware limited liability corporation

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Eric S. Johnson
Its:	Senior Vice President,
Real Estate Legal Affairs

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Exhibit A

HVAC Work

Mechanical Equipment Upgrade

The Landlord will replace or retrofit certain existing HVAC equipment related to the building operations. The equipment listed below is sized sufficiently to meet the MEP design requirements of the existing fit- up in the building. The existing equipment has been evaluated by landlord mechanical contractor. Based on mechanical contractor's findings, the existing equipment is currently functioning as specified. The equipment to be replaced or retrofitted is based on expected life cycle conditions for a laboratory and office uses.

Equipment to be replaced:

•	Two (2) boilers located in existing boiler room. The boilers will be sized to feed the existing reheat loads and new RTU'S hot water pre heat coils.
•	Four (4) roof top units (RTU's) specialty DX unit to include hot water coils pre heat coils.
•	One (1) additional boiler to be located in existing boiler room to enable additional redundancy in hot water system.

Equipment to be retrofitted:

•	Lab exhaust: inspect for issues, replace parts as required and confirm controlling in preferred manner for efficiency.

Services to be provided in conjunction with Equipment Replacement/Retrofits:

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Balancing of whole building and reprogramming of the Building Management System. Tie 2nd floor HVAC system into overall BMS system. As part of the balancing of the building, LL will evaluate options for reducing noise for air-return outside of office 1060. Any work required may, or may not, be part of the scope of Landlord work.

September 30, 2016 | 11:00 AN EDT